As filed with the Securities and Exchange Commission on January 17, 2008

Registration No. 333-146946

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4
to the
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OVERTURE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman KY1-1104
Cayman Islands
(646) 736-1376

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
1133 Avenue of the Americas
Suite 3100
New York, New York 10036-6710
Telephone: (212) 299-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce S. Mendelsohn, Esq. Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022 (212) 872-1000 (212) 872-1002 – Facsimile	John F. W. Hunt Chief Executive Officer Overture Acquisition Corp. c/o Maples Corporate Services Limited PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands (646) 736-1376	Deanna L. Kirkpatrick, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000 (212) 450-4800 – Facsimile

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Ordinary Share, $.0001 par value, and one Warrant(2)	17,250,000 Units	$10.00	$172,500,000	$5,296
Ordinary Shares included as part of the Units(2)	17,250,000 Shares	—	—	—	(3)
Warrants included as part of the Units(2)	17,250,000 Warrants	—	—	—	(3)
Total			$172,500,000	$5,296	(4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 2,250,000 Units, consisting of 2,250,000 Ordinary Shares and 2,250,000 Warrants, which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

Information not required in prospectus

Item 13.    Other expenses of issuance and distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

Initial Trustees’ fee	$3,500(1)
SEC registration fee	5,296
FINRA filing fee	17,750
American Stock Exchange fees	75,000
Accounting fees and expenses	50,000
Printing expenses	100,000
Directors & Officers liability insurance premiums	148,000(2)
Legal fees	500,000
Miscellaneous	50,454(3)
Total	$950,000
(1)	In addition to the initial acceptance fee that is charged by American Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to American Stock Transfer & Trust Company a $3,000 annual fee for acting as trustee, a $1,000 monthly fee for acting as transfer agent of the registrant’s ordinary shares, a $2,500 annual fee for acting as warrant agent for the registrant’s warrants and a $3,000 annual fee for acting as escrow agent.
(2)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates an initial business combination.
(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.    Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provides for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our amended and restated memorandum and articles of association provides:

‘‘Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the fraud or wilful default of such Director, agent or officer.’’

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.    Recent sales of unregistered securities.

On September 28, 2007, we issued 4,312,500 ordinary shares to our executive officers for $25,000 in cash, at a purchase price of approximately $0.006 per share. Such shares were issued on September 28, 2007 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited, wealthy individuals and entities. These shares include an aggregate of 562,500 ordinary shares subject to redemption by the Company to the extent that the underwriters’ over-allotment is not exercised in full so that they collectively own 20% of the issued and outstanding ordinary shares after the offering.

On October 25, 2007, 557,812 of the 4,312,500 ordinary shares were transferred to certain directors and a special advisor.

On December 20, 2007, 21,563 ordinary shares were transferred to a special advisor.

In January 2008, Mr. Blazer transferred his existing shares to Blazer Investments, LLC, a single member limited liability company. Subsequently Blazer Investments, LLC sold an aggregate of 186,563 shares to Andrew H. Lufkin for $0.006 per share and John F.W. Hunt transferred for $0.006 per share an aggregate of 150,000 shares to our other directors and both special advisors.

Our executive officers and our directors have committed to purchase from us 3,980,000 warrants at a price of $1.00 per warrant (for an aggregate purchase price of $3.98 million). These purchases will take place on a private placement basis immediately prior to the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16.    Exhibits and financial statement schedules.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of January, 2008.

Overture Acquisition Corp.
By: /s/ John F.W. Hunt
John F. W. Hunt Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ John F.W. Hunt	Chairman of the Board, Chief Executive Officer (Principal executive officer) and Secretary	January 17, 2008

John F. W. Hunt

/s/ Marc J. Blazer	President and Treasurer (Principal financial and accounting officer) and Director	January 17, 2008

Marc J. Blazer

*	Director	January 17, 2008

Lawton W. Fitt

*	Director	January 17, 2008

Andrew H. Lufkin

*	Director	January 17, 2008

Paul S. Pressler

* By: /s/ Marc J. Blazer	Attorney-in-fact	January 17, 2008

Marc J. Blazer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Memorandum and Articles of Association.*
3.2	Form of Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Unit Certificate.*
4.2	Specimen Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.
4.4	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Maples and Calder.
5.2	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1	Promissory Note issued by the Registrant to John F. W. Hunt on October 1, 2007.*
10.2	Promissory Note issued by the Registrant to Marc J. Blazer on October 1, 2007.*
10.3	Share Purchase Agreement, dated October 1, 2007, between the Registrant, Marc J. Blazer and John F.W. Hunt.*
10.4	Form of Letter Agreement between the Registrant and each executive officer, director and initial shareholder.
10.5	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant.
10.6	Form of Escrow Agreement between the Registrant, American Stock Transfer & Trust Company and the initial shareholders of the Registrant.
10.7	Form of Registration Rights Agreement among the Registrant and the initial shareholders of the Registrant.
10.8	Amended and Restated Sponsors’ Warrants Securities Purchase Agreement, dated as of January 10, 2008, among the Registrant and each of the sponsors.*
10.9	Form of Right of First Review Letter Agreement among the Registrant, John F. W. Hunt and Marc J. Blazer.*
10.10	Form of Indemnification Agreement between the Registrant and each officer and director.
10.11	Share Purchase Agreement, dated October 25, 2007, between John F.W. Hunt and Marc J. Blazer, Lawton W. Fitt, Mark Booth and Paul S. Pressler.*
10.12	Share Purchase Agreement, dated December 20, 2007, between our executive officers and Domenico De Sole.*
10.13	Share Purchase Agreement, dated January 10, 2008, between Blazer Investments, LLC and Andrew H. Lufkin.
10.14	Form of 10b5-1 Buyback Agreement among the Registrant, J.P. Morgan Securities Inc. and John F.W. Hunt.*
10.15	Share Purchase Agreement, dated January 10, 2008, between John F.W. Hunt and Lawton W. Fitt, Mark Booth, Domenico De Sole and Paul S. Pressler.
14	Form of Code of Ethics.*
23.1	Consent of Marcum & Kliegman LLP.*
23.2	Consent of Maples and Calder (included in Exhibit 5.1).
23.3	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.2).
24	Power of Attorney.*
99.1	Form of Audit Committee Charter.*
99.2	Form of Nominating Committee Charter.*

*	Previously filed.